                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                          YEARS ENDED DECEMBER 31,
                                          ---------------------------------------------------------
                                            1989        1990        1991        1992        1993
                                          ---------   ---------   ---------   ---------   ---------
Net pretax income.......................  $ 246,650   $ 268,886   $ 447,972   $ 213,206   $  26,983(1)
Fixed charges
  Interest expense......................     72,099      82,244      88,377      20,261      30,506
  Preferred stock dividends of a
     subsidiary.........................      7,994      11,791       5,934       4,674       1,681
  Capitalized debt cost.................      2,736       2,677       3,044         913       1,536
  Interest portion of rent expenses.....      6,521       6,915       6,201       2,840       2,777
                                          ---------   ---------   ---------   ---------   ---------
          Total fixed charges...........     89,350     103,627     103,556      28,688      36,500
  Less: Capitalized interest, net.......     14,169      13,313      39,852      14,408       4,623
                                          ---------   ---------   ---------   ---------   ---------
                                             75,181      90,314      63,704      14,280      31,877
Earnings before fixed charges...........  $ 321,831   $ 359,200   $ 511,676   $ 227,486   $  58,860
                                          ---------   ---------   ---------   ---------   ---------
                                          ---------   ---------   ---------   ---------   ---------
Ratio of earnings to fixed charges......       3.60        3.47        4.94        7.93        1.61

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(1) During 1993, the Company recorded a non-cash charge to depreciation, depletion and amortization of $103 million pretax ($48 million after-tax) for the write-down of its investment in the U.K. North Sea's Piper field. Excluding the effect of the Piper write-down, the ratio of earnings to fixed charges for 1993 would have been 4.45.